UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May, 16, 2017

LivaNova PLC
(Exact Name of Registrant as Specified in its Charter)

England and Wales (State or Other Jurisdiction of Incorporation)	001-37599 (Commission File Number)	98-1268150 (IRS Employer Identification No.)

20 Eastbourne Terrace
London, W2 6LG
United Kingdom
(Address of Principal Executive Offices)

(44) 203 325 0660
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) Appointment of Chief Financial Officer

On May 16, 2017, LivaNova Plc (the “Company” or “LivaNova”) announced that Thad A. Huston will join the Company as Chief Financial Officer, effective May 20, 2017. Mr. Huston joins the Company from Johnson & Johnson, Inc. (“J&J”), where he was most recently Group Chief Financial Officer, Medical Devices. His career at J&J spanned more than twenty-five years and included various senior roles, including: President of J&J’s Xian-Janssen Pharmaceuticals division in China; Vice President - Finance, Chief Financial Officer and Chief Operations Officer in J&J Pharmaceutical Research and Development; as well as Vice President - Finance and Chief Financial Officer at Ortho-McNeil Pharmaceuticals. Prior to this, he held senior financial roles at various J&J locations in the U.S., China, Belgium, Russia and Hungary.

There is no arrangement or understanding between Mr. Huston and any other persons pursuant to which Mr. Huston was selected as an officer. Neither Mr. Huston nor any related person of Mr. Huston has a direct or indirect material interest in any existing or currently proposed transaction to which the Company is or may become a party. Mr. Huston is not related to any of the executive officers or directors of the Company.

In connection with his appointment, Mr. Huston will receive (1) an annual base salary of £375,000 ($483,304)1 Exchange rates in this paragraph are for illustrative purposes only and employ the oanda.com interbank rate of May 5, 2017 of $ 1.28881 per GBP, (2) a potential annual incentive bonus target equal to 90% of his annual base salary pursuant to the Company’s annual short-term incentive plan in place in any given year, (3) a supplemental pension contribution equal to 15% of the sum of Mr. Huston’s base salary and annual bonus, (4) a car allowance in the amount of £1,100 ($1,417) per month, (5) a one-time relocation allowance in the amount of £15,000 ($19,332), (6) two years of assistance with U.S. and United Kingdom tax compliance, (7) immigration support for working in the United Kingdom, (8) up to one year of temporary living expenses; (9) assistance with the sale of Mr. Huston’s principal residence in the U.S., (10) assistance with the purchase of a principal residence in the United Kingdom; (11) a pre-departure trip to London for Mr. Huston and his spouse to secure housing, as well as travel and shipping costs of Mr. Huston and his spouse and their possessions at the time of relocation; (12) tax gross-up on any of the foregoing relocation benefits where the benefits are otherwise taxable; and (13) such benefits as are generally made available to U.K.-based LivaNova employees.

In addition, the Company also agreed in a side letter to recommend to the Compensation Committee (1) as compensation to Mr. Huston for the value of equity awards he forfeited at his former employer, an inducement award of restricted stock units (“RSUs”) having a grant-date cost of $2.3 million vesting annually over a four-year period, and (2) annual equity awards under the Company’s long-term incentive plan having an aggregate grant-date cost equal to $1.5 million. On May 5, 2017 the Compensation Committee approved the foregoing awards, effective on the date that Mr. Huston commences employment. The form of award agreements for the foregoing RSU awards are those filed as Exhibits 10.1 and 10.2 to the Current Report on Form 8-K filed on May 11, 2017.

Mr. Huston succeeds Vivid Sehgal, who will leave to pursue other interests.

The foregoing description of Mr. Huston’s employment arrangements is qualified in its entirety by the text of Mr. Huston’s Service Agreement and Side Letter, each dated April 27, 2017, copies of which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and which are incorporated herein by reference.

Item 8.01. Other Events.

On May 16, 2017, the Company issued a press release announcing Mr. Huston’s appointment as Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

_______________________________
1 Exchange rates in this paragraph are for illustrative purposes only and employ the oanda.com interbank rate of May 5, 2017 of $ 1.28881 per GBP.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Service Agreement, by and between LivaNova PLC and Thad Huston, dated April 27. 2017.
10.2	Side Letter dated April 27, 2017 from LivaNova PLC to Thad A. Huston
99.1	Press Release issued by LivaNova PLC dated May 16, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LivaNova PLC

Date: May 16, 2017	By:/s/ Catherine Moroz
Name: Catherine Moroz
Title: Company Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Service Agreement, by and between LivaNova PLC and Thad Huston, dated April 27. 2017.
10.2	Side Letter dated April 27, 2017 from LivaNova PLC to Thad A. Huston
99.1	Press Release issued by LivaNova PLC dated May 16, 2017.

5